UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2008

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)		92121 (Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers

Senomyx, Inc. will enter into an amended and restated form of Change in Control Agreement (the “Agreement”) with certain of its existing executive officers, including Kent Snyder, its President and Chief Executive Officer, Mark Zoller, its Executive Vice President of Discovery and Development and Chief Scientific Officer, John Poyhonen, its Senior Vice President, Chief Financial and Business Officer, and Sharon Wicker, its Senior Vice President of Commercialization and Chief Strategy Officer, effective December 31, 2008.  The form of Agreement replaces these officers’ existing change in control agreements.  The Company also intends to use the form of Agreement with all new executive officers beginning December 31, 2008.  The following is a summary of the form of Agreement, which summary is qualified in its entirety by reference to the form of Agreement filed as Exhibit 10.1 hereto.

The form of Agreement has been updated to reflect recent changes in the tax laws, including changes governing nonqualified deferred compensation arrangements (such as severance arrangements) under Internal Revenue Code Section 409A.

Under the terms of the Agreement, a covered employee who incurs a qualifying termination during the period beginning one month prior and ending eighteen months following the effective date of a “change in control” (as such term is defined in the Agreement) will be entitled to receive the severance benefits specified in the Agreement.  Mr. Snyder will also be entitled to the acceleration of vesting of his stock options benefit, described further below, in the event that he incurs a qualifying termination during the period beginning one month prior and ending thirty-six months following the effective date of a “change in control”.  For purposes of the Agreement, a “qualifying termination” is generally defined to include a termination of the employee’s employment by the Company without “cause” or by the employee for “good reason” (as each term is defined in the Agreement). Such severance benefits include:

•

A severance payment equal to a specified multiple of the employee’s “annual pay” (as such term is defined in the Agreement). In the case of Mr. Snyder, the multiple will be 1.5 times Mr. Snyder’s annual pay, and for all other executive officers the multiple will be one times each such officer’s annual pay.

•	All then outstanding and unvested stock options and equity-based awards will become fully vested and immediately exercisable.

•

Continuation of benefits under the Company’s medical, dental, life and disability insurance plans, continuation of D&O insurance and indemnification, and outplacement services. These benefits continue until the earlier of: 12 months following termination, the expiration of continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA), or the date the individual becomes eligible for health insurance benefits with a subsequent employer.

In order to receive the severance benefits provided for pursuant to the Agreement, an employee who becomes eligible to receive such benefits must, among other requirements,

execute and not revoke a valid release of claims in favor of the Company. Such a release must be signed and furnished to the Company no later than 45 days following the individual’s termination of employment.

Senomyx will also enter into amendments to the employment letter agreements between the Company and Mr. Snyder and Ms. Wicker, respectively, effective December 31, 2008, to reflect recent changes in the tax laws, including changes governing nonqualified deferred compensation arrangements (such as severance arrangements) under Internal Revenue Code Section 409A.  No other material changes are being made to the terms of the employment letter agreements with Mr. Snyder and Ms. Wicker.  The amendments to the employment letter agreements with Mr. Snyder and Ms. Wicker are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Change in Control Agreement

10.2	Amendment No. 1 to Employment letter agreement dated June 2, 2003 between Senomyx, Inc. and Kent Snyder, effective as of December 31, 2008

10.3	Amendment No. 1 to Employment letter agreement dated March 14, 2006 between Senomyx, Inc. and Sharon Wicker, effective as of December 31, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/s/ DAVID B. BERGER
David B. Berger
Vice President, General Counsel and
Corporate Secretary

Date: December 23, 2008